EXHIBIT 4


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     This AMENDMENT NO. 1 TO RIGHTS AGREEMENT ("AMENDMENT NO. 1"), dated as of October 21, 1998, between CARRINGTON LABORATORIES, INC., a Texas corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as successor Rights Agent (the "Rights Agent"),

                                  WITNESSETH:

     WHEREAS, the Company and AMERITRUST COMPANY NATIONAL ASSOCIATION ("Ameritrust"), as Rights Agent, entered into a Rights Agreement dated as of September 19, 1991 (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 19 of the Rights Agreement, KeyCorp Shareholder Services, as successor in interest to Ameritrust, became the successor Rights Agent under the Rights Agreement; and

     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company removed KeyCorp Shareholder Services as the successor Rights Agent under the Rights Agreement, effective October 21, 1998; and

     WHEREAS, pursuant to Sections 21 and 28 of the Rights Agreement, the Company has appointed AMERICAN STOCK TRANSFER & TRUST COMPANY to serve as successor Rights Agent under the Rights Agreement, effective October 21, 1998; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     Section 1.     Amendment  of  Section  1.   Section 1(a) of the Rights
  Agreement is amended by adding to the end of such section the following sentence:

     "Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this definition, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares of the Company so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this definition, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

     Section 2.     Amendment  of  Section  7.    Section  7  of the Rights
  Agreement is amended by adding thereto the following subsection (e):

          "(e) The Company may temporarily suspend, for a period of time not to exceed 90 calendar days after the Distribution Date, the exercisability of the Rights in order to prepare and file a Registration Statement under the Securities Act, on an appropriate form, with respect to the Preferred Shares purchasable upon exercise of the Rights and permit such Registration Statement to become effective; provided, however, that no such suspension shall remain effective after, and the Rights shall without any further action by the Company or any other Person become exercisable immediately upon, the effectiveness of such Registration Statement. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision herein to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification under the Blue Sky or securities laws of such jurisdiction shall not have been obtained or the exercise of the Rights shall not be permitted under applicable law."

     Section 3.     Amendment  of  Section  9.    Section  9  of the Rights
  Agreement is amended by  adding thereto the following subsection (d):

          "(d) In the event that there shall not be sufficient Preferred Shares issued but not outstanding or authorized but unissued to permit the exercise or exchange of Rights in accordance with Section 11 or 24 hereof, as the case may be, the Company covenants and agrees that it will take all such action as may be necessary to authorize additional Preferred Shares for issuance upon the exercise or exchange of Rights pursuant to Section 11 or 24 hereof, as the case may be; provided, however, that if the Company is unable to cause the authorization of additional Preferred Shares, then the Company shall, or in lieu of seeking any such authorization, the Company may, to the extent necessary and permitted by applicable law and any agreements or instruments in effect prior to the Distribution Date to which it is a party, (i) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor,  (ii)  upon  due  exercise  of  a  Right  and payment of the
     Purchase Price for each Preferred Share as to which such Right is exercised, issue equity securities having a value equal to the value of the Preferred Shares that otherwise would have been issuable pursuant to Section 11 or 24 hereof, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company, or (iii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, distribute a combination of Preferred Shares, cash and/or other equity and/or debt securities having an aggregate value equal to the value of the Preferred Shares that otherwise would have been issuable pursuant to Section 11 or 24 hereof, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the
     Company. To the extent that any legal or contractual restrictions (pursuant to agreements or instruments in effect prior to the Distribution Date to which it is a party) prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such payments are being made all amounts that are not then restricted on a pro rata basis as such payments become permissible under such legal or contractual restrictions until such payments have been paid in full."

     Section 4. Amendment of Section 21. The fifth sentence of Section 21 of the Rights Agreement is amended to read in its entirety as follows:

     "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or any state of the United States, in good standing, having an office or agency in any state of the United States, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million; provided, however, that the principal transfer agent for the Common Shares shall be qualified to be the Rights Agent notwithstanding the amount of its combined capital and surplus."

     Section 5. Effectiveness. This AMENDMENT NO. 1 shall be deemed effective as of October 21, 1998, as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     Section 6. Miscellaneous. This AMENDMENT NO. 1 shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This AMENDMENT NO. 1 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this AMENDMENT NO.1 is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this AMENDMENT NO. 1 shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT NO. 1 to be duly executed as of the date first set forth above.


  CARRINGTON  LABORATORIES, INC.      AMERICAN STOCK TRANSFER & TRUST COMPANY


  By:  /s/  Carlton E. Turner              By:   /s/  Herbert J. Lemmer
  Carlton E. Turner, Ph.D., D.Sc.          Herbert J. Lemmer
  President and Chief Executive Officer    Vice  President & General Counsel